Exhibit 99.1

PRESS RELEASE

REINSURANCE GROUP OF AMERICA REPORTS SECOND-QUARTER RESULTS

•	Earnings per diluted share: $1.94 from operating income* and net income

•	Higher tax provision and adverse foreign currency translation had a negative impact of $0.14 and $0.08 per diluted share, respectively

•	Strong results in EMEA and Asia offset by weakness in U.S. Traditional and Australia; Global Financial Solutions (GFS) continues strong performance trend

•	Reported net premiums decreased 2 percent; up 8 percent net of foreign currency and the effect of fourth-quarter 2014 retrocession transaction

•	Quarterly shareholder dividend raised 12 percent

•	Share repurchase authorization increased to $450 million

ST. LOUIS, July 23, 2015 - Reinsurance Group of America, Incorporated (NYSE: RGA), a leading global provider of life reinsurance, reported operating income* of $130.3 million, or $1.94 per diluted share, compared with $155.1 million, or $2.23 per diluted share, in the prior-year quarter. Net income totaled $130.4 million, or $1.94 per diluted share, compared with $198.3 million, or $2.84 per diluted share, the year before. In addition to the higher effective tax rate and foreign currency effects noted above, the current period reflects higher claims in the U.S. and Australia, partially offset by better-than-expected overall results in EMEA and Asia; the year-ago period benefited from the positive effect of a treaty reinstatement and conversion in Asia, which contributed $0.11 per share.

	Quarterly Results		Year-to-Date Results
($ in thousands, except per share data)	2015	2014	2015	2014
Net premiums	$2,129,043	$2,183,160	$4,152,895	$4,283,797
Net income	130,391	198,296	255,505	334,960
Net income per diluted share	1.94	2.84	3.76	4.75
Operating income*	130,270	155,131	252,048	269,938
Operating income per diluted share*	1.94	2.23	3.70	3.83
Book value per share	97.61	97.21
Book value per share (excl. Accumulated Other Comprehensive Income “AOCI”)*	80.30	73.54
Total assets	47,460,271	43,171,051
* See "Use of Non-Gaap Financial Measures" below
Consolidated net premiums totaled $2.1 billion this quarter, down 2 percent from last year’s second quarter. Current-period premiums reflect a $114 million reduction associated with the previously announced fourth-quarter 2014 U.S. retrocession agreement, along with adverse foreign currency effects of approximately $122 million. Excluding those effects, premiums increased 8 percent versus the prior-year quarter. Investment income increased 10 percent to $450.5 million this period, primarily due to a larger average invested asset base. Excluding spread-based businesses and the value of associated derivatives, investment income increased 7 percent over year-ago levels. The average investment yield was 4.88 percent, nine basis points over the second quarter of 2014, and 10 basis points higher than the first-quarter yield.
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The effective tax rate on operating income was 38.9 percent this quarter, well above management’s expected range of 33 percent to 34 percent, and the comparable prior-year rate of 34.6 percent. Although an extension is expected later this year, Congress has not extended the Active Financing Exception (AFE) legislation, and as a result, the company increased its tax provision nearly $10 million in the second quarter, an adverse effect of $0.14 per diluted share. This amount would be reversed upon extension of the AFE.

Greig Woodring, president and chief executive officer, commented, “Operating income was $130.3 million, or $1.94 per diluted share in the second quarter, compared to $155.1 million a year ago or $2.23 per share. The results this quarter were negatively affected by the higher tax rate and foreign currency weakness. Otherwise, the results generally reflect a continuation of recent trends of balance and diversity of earnings by geography and product line, but with some volatility in segment and business line results consistent with the nature of our business. Most of our international operations continued a pattern of very good results, with the EMEA segment particularly strong, but Australia had a weak quarter, a reversal of some of the experience in the first quarter. The operating income of the Australia operation is essentially in line with expectations on a year-to-date basis. Our Global Financial Solutions business was again a highlight, with the U.S. Asset-Intensive business generating very favorable results. The U.S. Traditional business was weaker than expected, as the elevated mortality claims experienced in the first quarter extended into April before showing some seasonal recovery as the quarter progressed. On a positive note, the Canadian business saw slightly favorable mortality experience, after a string of unfavorable quarters. Therefore, while we continue to see some variability in our businesses from quarter to quarter and line to line, we are pleased that our global operating model has helped us produce favorable financial results over time.

“We continue to pursue a capital management strategy that entails deploying excess capital into attractive block acquisitions, share repurchases and shareholder dividends. After aggressively repurchasing shares in the first quarter of this year, we slowed this activity in the second quarter as we continued to pursue a range of potential block acquisition opportunities. Going forward, we expect to remain active but disciplined as we consider a range of options in terms of capital usage. We announced a dividend increase of 12 percent, and our board also increased the existing share repurchase authorization from $300 million to $450 million, making the current capacity under that authorization nearly $200 million. Our deployable, excess capital position exceeds $750 million. Ending book value per share this quarter was $97.61 including AOCI, and $80.30 excluding AOCI, an 11 percent increase over that of a year ago, when adding back dividends paid over that period.”

SEGMENT RESULTS

U.S. and Latin America

Traditional

The U.S. and Latin America Traditional segment reported pre-tax operating income of $79.4 million, compared with $89.0 million in the second quarter of 2014. The current-period results were lower than expected due primarily to elevated individual mortality claims, particularly older-age policies, and to a lesser extent, adverse group results. Traditional net premiums decreased 2 percent from last year's second
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quarter to $1,170.9 million, including the retrocession agreement effective in last year’s fourth quarter, and increased 8 percent excluding that agreement. Pre-tax net income totaled $82.8 million for the quarter, compared with $94.0 million in last year’s second quarter.

Non-Traditional

The Asset-Intensive business reported pre-tax operating income of $56.4 million compared with $44.0 million last year. Results were strong in both periods with the current quarter benefiting primarily from favorable net interest rate spread performance on fixed annuities, as well as the addition of earnings from the Aurora National acquisition. Pre-tax net income decreased to $55.8 million from $81.8 million a year ago, attributable to changes in the fair value of various embedded derivatives.

The Financial Reinsurance business continued to perform well, increasing pre-tax operating income 8 percent to $14.6 million in the second quarter. Pre-tax net income also totaled $14.6 million in the current period compared with $13.7 million in the prior-year quarter.

Canada

Traditional

The Canada Traditional business reported pre-tax operating income of $23.8 million this quarter, down from $27.7 million the year before. Individual mortality claims experience improved relative to that of recent quarters and was slightly favorable this period, but that experience was mostly offset by weaker results in other products and a weaker Canadian dollar. Reported net premiums decreased 9 percent to $225.0 million, primarily due to the weaker currency. Pre-tax net income totaled $22.7 million compared with $32.0 million in the second quarter of 2014.

Non-Traditional

The Canada Non-Traditional business segment, which consists of longevity and fee-based transactions, posted pre-tax operating income and pre-tax net income of $3.1 million this quarter compared with $3.0 million in the prior-year quarter.

In total, a relatively weaker Canadian dollar lowered net premiums and pre-tax operating income by approximately $30.1 million and $3.5 million, respectively, during the quarter. In Canadian dollars, premiums increased 4 percent over the second quarter of 2014.

Europe, Middle East and Africa (EMEA)

Traditional

The EMEA Traditional segment reported pre-tax operating income of $9.2 million compared with $23.1 million in last year’s second quarter, a difficult comparison given the very favorable mortality and morbidity results in last year’s quarter. Current-period claims experience was at expected levels. Net reported premiums decreased 4 percent and totaled $275.7 million, compared with $286.4 million in the prior-year quarter. Net foreign currency fluctuations adversely affected pre-tax operating income and premiums again this quarter. Pre-tax net income totaled $9.2 million versus $26.8 million in the year-ago quarter.
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Non-Traditional

The EMEA Non-Traditional segment includes asset-intensive, longevity and fee-based transactions. Pre-tax operating income increased sharply to $31.8 million from $21.6 million a year ago, primarily due to the execution of two longevity transactions this quarter and favorable experience on existing longevity business. Pre-tax net income totaled $31.4 million this quarter, compared with $34.5 million in last year’s second quarter.

In total, adverse foreign currency fluctuations reduced net premiums and pre-tax operating income by $40.2 million and $5.0 million, respectively. EMEA premiums based in local currencies increased 7 percent over the second quarter of 2014.

Asia Pacific

Traditional

Asia Pacific’s Traditional business reported pre-tax operating income of $4.3 million, down from $26.3 million in the prior-year quarter. The Australia operation posted poor results in its individual and group morbidity product lines, contributing to a pre-tax operating loss of approximately $20 million in that market. That performance follows an unusually strong first quarter result. For the first six months, results in Australia were still profitable, in line with expected levels. Outside of Australia, Traditional businesses performed very well, with particularly strong results from our operations in Hong Kong & Southeast Asia, Japan and South Korea.

Traditional net premiums were even with the prior-year period at $390.5 million, including significant adverse foreign currency fluctuations compared with the prior year. Pre-tax net income totaled $4.3 million compared with $28.2 million in last year’s second quarter.

Non-Traditional

Asia Pacific’s Non-Traditional business includes asset-intensive, fee-based and various other transactions. Pre-tax operating income in this segment decreased to $0.7 million from $3.1 million last year due to lower volume and less favorable experience on certain treaties. Pre-tax net losses were $1.4 million this quarter versus pre-tax net income of $6.7 million in the year-ago period.

In total, Asia Pacific premiums included an adverse foreign currency effect of $51.0 million compared to the prior-year quarter. Local currency premiums increased 12 percent over the prior-year quarter. Pre-tax operating income benefited by $0.9 million from currency fluctuations, reflecting favorable effects on the losses incurred in Australia.

Corporate and Other

The Corporate and Other segment reported pre-tax operating losses of $9.9 million this period and $14.1 million in the second quarter of 2014. Current-quarter results were in line with expectations. Pre-tax net losses were $8.7 million this quarter and $20.2 million a year ago.

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Dividend Declaration

The board of directors increased the quarterly dividend 12 percent, to $0.37 from $0.33, payable August 26 to shareholders of record as of August 5.

Earnings Conference Call

A conference call to discuss second-quarter results will begin at 9 a.m. Eastern Time on Friday, July 24. Interested parties may access the call by dialing 1-877-741-4240 (domestic) or 719-325-4784 (international). The access code is 5926650. A live audio webcast of the conference call will be available on the company’s investor relations website at www.rgare.com. A replay of the conference call will be available at the same address for 90 days following the conference call. A telephonic replay also will be available through August 1 at 888-203-1112 (domestic) or 719-457-0820 (international), access code 5926650.

The company has posted to its website a Quarterly Financial Supplement that includes financial information for all segments as well as information on its investment portfolio. Additionally, the company posts periodic reports, press releases and other useful information on its investor relations website.

Use of Non-GAAP Financial Measures

RGA uses a non-GAAP financial measure called operating income as a basis for analyzing financial results. This measure also serves as a basis for establishing target levels and awards under RGA’s management incentive programs. Management believes that operating income, on a pre-tax and after‑tax basis, better measures the ongoing profitability and underlying trends of the company’s continuing operations, primarily because that measure excludes substantially all of the effect of net investment related gains and losses, as well as changes in the fair value of certain embedded derivatives and related deferred acquisition costs. These items can be volatile, primarily due to the credit market and interest rate environment, and are not necessarily indicative of the performance of the company’s underlying businesses. Additionally, operating income excludes any net gain or loss from discontinued operations, the cumulative effect of any accounting changes, and other items that management believes are not indicative of the company’s ongoing operations. The definition of operating income can vary by company and is not considered a substitute for GAAP net income. Reconciliations to GAAP net income are provided in the following tables. Additional financial information can be found in the Quarterly Financial Supplement on RGA’s Investor Relations website at www.rgare.com in the “Quarterly Results” tab and in the “Featured Report” section.

Book value per share before impact of AOCI is a non-GAAP financial measure that management believes is important in evaluating the balance sheet in order to ignore the effects of unrealized amounts primarily associated with mark-to-market adjustments on investments and foreign currency translation.

Operating income per diluted share is a non-GAAP financial measure calculated as operating income divided by weighted average diluted shares outstanding. Operating return on equity is a non-GAAP financial measure calculated as operating income divided by average shareholders’ equity excluding AOCI.

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About RGA
Reinsurance Group of America, Incorporated is among the largest global providers of life reinsurance, with operations in Australia, Barbados, Bermuda, Canada, China, France, Germany, Hong Kong, India, Ireland, Italy, Japan, Malaysia, Mexico, the Netherlands, New Zealand, Poland, Singapore, South Africa, South Korea, Spain, Taiwan, Turkey, the United Arab Emirates, the United Kingdom and the United States. Worldwide, the company has approximately $2.9 trillion of life reinsurance in force, and assets of $47.5 billion.

Cautionary Statement Regarding Forward-looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements relating to projections of the earnings, revenues, income or loss, future financial performance and growth potential of Reinsurance Group of America, Incorporated and its subsidiaries (which we refer to in the following paragraphs as “we,” “us” or “our”). The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe,” and other similar expressions also are intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

Numerous important factors could cause actual results and events to differ materially from those expressed or implied by forward-looking statements including, without limitation, (1) adverse capital and credit market conditions and their impact on the Company’s liquidity, access to capital and cost of capital,
(2) the impairment of other financial institutions and its effect on the Company’s business, (3)requirements to post collateral or make payments due to declines in market value of assets subject to the Company’s collateral arrangements, (4) the fact that the determination of allowances and impairments taken on the Company’s investments is highly subjective, (5) adverse changes in mortality, morbidity, lapsation or claims experience, (6) changes in the Company’s financial strength and credit ratings and the effect of such changes on the Company’s future results of operations and financial condition, (7) inadequate risk analysis and underwriting, (8) general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in the Company’s current and planned markets, (9) the availability and cost of collateral necessary for regulatory reserves and capital, (10) market or economic conditions that adversely affect the value of the Company’s investment securities or result in the impairment of all or a portion of the value of certain of the Company’s investment securities, that in turn could affect regulatory capital, (11) market or economic conditions that adversely affect the Company’s ability to make timely sales of investment securities, (12) risks inherent in the Company’s risk management and investment strategy, including changes in investment portfolio yields due to interest rate or credit quality changes, (13) fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets, (14) adverse litigation or arbitration results, (15) the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business, (16) the stability of and actions by governments and economies in the markets in which the Company operates, including ongoing uncertainties regarding the amount of United States sovereign debt and the credit ratings thereof, (17) competitive factors and competitors’ responses to the Company’s initiatives, (18) the success of the Company’s clients, (19) successful execution of the Company’s entry into new markets, (20) successful development and introduction of new products and distribution opportunities, (21) the Company’s ability to successfully integrate acquired blocks of
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business and entities, (22) action by regulators who have authority over the Company’s reinsurance operations in the jurisdictions in which it operates, (23) the Company’s dependence on third parties, including those insurance companies and reinsurers to which the Company cedes some reinsurance, third-party investment managers and others, (24) the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where the Company or its clients do business, (25) interruption or failure of the Company’s telecommunication, information technology or other operational systems, or the Company’s failure to maintain adequate security to protect the confidentiality or privacy of personal or sensitive data stored on such systems, (26) changes in laws, regulations, and accounting standards applicable to the Company, its subsidiaries, or its business, (27) the effect of the Company’s status as an insurance holding company and regulatory restrictions on its ability to pay principal of and interest on its debt obligations, and (28) other risks and uncertainties described in this document and in the Company’s other filings with the SEC.

Forward-looking statements should be evaluated together with the many risks and uncertainties that affect our business, including those mentioned in this document and described in the periodic reports we file with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which they are made. We do not undertake any obligations to update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements. For a discussion of the risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, you are advised to review the risk factors in our Annual Report on Form 10-K for the year ended December 31, 2014.

Investor Contact
Jeff Hopson
Senior Vice President - Investor Relations
(636) 736-7000

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Consolidated Net Income to Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
GAAP net income	$130,391	$198,296	$255,505	$334,960
Reconciliation to operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	27,152	(26,820)	12,567	(43,827)
Capital (gains) losses on funds withheld, included in investment income	(1,951)	(3,870)	(9,363)	(4,123)
Embedded derivatives:
Included in investment related (gains) losses, net	(18,056)	(47,873)	(209)	(82,700)
Included in interest credited	(6,817)	4,495	(114)	231
DAC offset, net	(770)	30,903	(6,589)	65,397
Non-investment derivatives	321	—	251	—
Operating income	$130,270	$155,131	$252,048	$269,938

Reconciliation of Consolidated Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Income before income taxes	$213,790	$300,535	$397,915	$499,975
Reconciliation to pre-tax operating income:
Capital (gains) losses, derivatives and other, included in investment related (gains) losses, net	41,526	(38,136)	20,580	(64,442)
Capital (gains) losses on funds withheld, included in investment income	(3,002)	(5,954)	(14,404)	(6,343)
Embedded derivatives:
Included in investment related (gains) losses, net	(27,780)	(73,652)	(322)	(127,232)
Included in interest credited	(10,488)	6,916	(175)	356
DAC offset, net	(1,187)	47,543	(10,138)	100,611
Non-investment derivatives	493	—	385	—
Pre-tax operating income	$213,352	$237,252	$393,841	$402,925

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$82,793	$(2)		$(3,358)		$79,433
Non-Traditional:
Asset Intensive	55,750	25,739	(1)	(25,087)	(2)	56,402
Financial Reinsurance	14,643	—		—		14,643
Total U.S. and Latin America	153,186	25,737		(28,445)		150,478
Canada Traditional	22,736	1,023		—		23,759
Canada Non-Traditional	3,094	—		—		3,094
Total Canada	25,830	1,023		—		26,853
EMEA Traditional	9,159	—		—		9,159
EMEA Non-Traditional	31,432	402		—		31,834
Total EMEA	40,591	402		—		40,993
Asia Pacific Traditional	4,315	—		—		4,315
Asia Pacific Non-Traditional	(1,405)	2,056		—		651
Total Asia Pacific	2,910	2,056		—		4,966
Corporate and Other	(8,727)	(1,211)		—		(9,938)
Consolidated	$213,790	$28,007		$(28,445)		$213,352

(1)	Asset Intensive is net of $(11,010) DAC offset.

(2)	Asset Intensive is net of $9,823 DAC offset.

(Unaudited)	Three Months Ended June 30, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$93,988	$(5,967)		$933		$88,954
Non-Traditional:
Asset Intensive	81,797	(22,813)	(1)	(14,957)	(2)	44,027
Financial Reinsurance	13,677	(68)		—		13,609
Total U.S. and Latin America	189,462	(28,848)		(14,024)		146,590
Canada Traditional	32,009	(4,266)		—		27,743
Canada Non-Traditional	3,011	(28)		—		2,983
Total Canada	35,020	(4,294)		—		30,726
EMEA Traditional	26,787	(3,737)		—		23,050
EMEA Non-Traditional	34,535	(12,904)		—		21,631
Total EMEA	61,322	(16,641)		—		44,681
Asia Pacific Traditional	28,213	(1,950)		—		26,263
Asia Pacific Non-Traditional	6,715	(3,651)		—		3,064
Total Asia Pacific	34,928	(5,601)		—		29,327
Corporate and Other	(20,197)	6,125		—		(14,072)
Consolidated	$300,535	$(49,259)		$(14,024)		$237,252

(1)	Asset Intensive is net of $(5,169) DAC offset.

(2)	Asset Intensive is net of $52,712 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Reconciliation of Pre-tax Net Income to Pre-tax Operating Income
(Dollars in thousands)

(Unaudited)	Six Months Ended June 30, 2015
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$100,636	$(1)		$(886)		$99,749
Non-Traditional:
Asset Intensive	97,890	2,347	(1)	(3,501)	(2)	96,736
Financial Reinsurance	27,008	—		—		27,008
Total U.S. and Latin America	225,534	2,346		(4,387)		223,493
Canada Traditional	45,463	(4,531)		—		40,932
Canada Non-Traditional	7,225	—		—		7,225
Total Canada	52,688	(4,531)		—		48,157
EMEA Traditional	19,641	(49)		—		19,592
EMEA Non-Traditional	51,066	(597)		—		50,469
Total EMEA	70,707	(646)		—		70,061
Asia Pacific Traditional	56,963	—		—		56,963
Asia Pacific Non-Traditional	8,740	2,035		—		10,775
Total Asia Pacific	65,703	2,035		—		67,738
Corporate and Other	(16,717)	1,109		—		(15,608)
Consolidated	$397,915	$313		$(4,387)		$393,841

(1)	Asset Intensive is net of $(6,248) DAC offset.

(2)	Asset Intensive is net of $(3,890) DAC offset.

(Unaudited)	Six Months Ended June 30, 2014
	Pre-tax net income (loss)	Capital (gains) losses, derivatives and other, net		Change in value of embedded derivatives, net		Pre-tax operating income (loss)
U.S. and Latin America:
Traditional	$144,960	$(10,191)		$2,388		$137,157
Non-Traditional:
Asset Intensive	152,412	(42,052)	(1)	(25,328)	(2)	85,032
Financial Reinsurance	26,186	(151)		—		26,035
Total U.S. and Latin America	323,558	(52,394)		(22,940)		248,224
Canada Traditional	51,442	(2,166)		—		49,276
Canada Non-Traditional	3,642	(69)		—		3,573
Total Canada	55,084	(2,235)		—		52,849
EMEA Traditional	25,795	(4,868)		—		20,927
EMEA Non-Traditional	50,732	(13,002)		—		37,730
Total EMEA	76,527	(17,870)		—		58,657
Asia Pacific Traditional	47,080	(2,070)		—		45,010
Asia Pacific Non-Traditional	14,159	(5,184)		—		8,975
Total Asia Pacific	61,239	(7,254)		—		53,985
Corporate and Other	(16,433)	5,643		—		(10,790)
Consolidated	$499,975	$(74,110)		$(22,940)		$402,925

(1)	Asset Intensive is net of $(3,325) DAC offset.

(2)	Asset Intensive is net of $103,936 DAC offset.

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Per Share and Shares Data
(In thousands, except per share data)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Diluted earnings per share from operating income	$1.94	$2.23	$3.70	$3.83
Earnings per share from net income:
Basic earnings per share	$1.97	$2.87	$3.80	$4.80
Diluted earnings per share	$1.94	$2.84	$3.76	$4.75
Weighted average number of common and common equivalent shares outstanding	67,120	69,718	68,030	70,489

(Unaudited)	At or for the Six Months Ended June 30,
	2015	2014
Treasury shares	12,716	10,328
Common shares outstanding	66,422	68,810
Book value per share outstanding	$97.61	$97.21
Book value per share outstanding, before impact of AOCI	$80.30	$73.54

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REINSURANCE GROUP OF AMERICA, INCORPORATED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollars in thousands)

(Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Net premiums	$2,129,043	$2,183,160	$4,152,895	$4,283,797
Investment income, net of related expenses	450,539	410,607	877,430	814,982
Investment related gains (losses), net:
Other-than-temporary impairments on fixed maturity securities	(4,137)	(870)	(6,664)	(1,173)
Other investment related gains (losses), net	(12,041)	119,397	(1,931)	204,271
Total investment related gains (losses), net	(16,178)	118,527	(8,595)	203,098
Other revenue	66,936	120,726	129,223	188,316
Total revenues	2,630,340	2,833,020	5,150,953	5,490,193
Benefits and expenses:
Claims and other policy benefits	1,866,183	1,841,885	3,641,634	3,685,562
Interest credited	77,246	115,962	197,924	226,556
Policy acquisition costs and other insurance expenses	300,412	409,374	577,455	764,247
Other operating expenses	131,600	127,462	253,218	238,398
Interest expense	35,851	35,211	71,478	70,295
Collateral finance and securitization expense	5,258	2,591	11,329	5,160
Total benefits and expenses	2,416,550	2,532,485	4,753,038	4,990,218
Income before income taxes	213,790	300,535	397,915	499,975
Provision for income taxes	83,399	102,239	142,410	165,015
Net income	$130,391	$198,296	$255,505	$334,960
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